UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-QSB [ ] Form N-SAR

For Period Ended:    June 30, 1996
                 -------------------------------------------------------------

      [ ] Transition  Report on Form 10-KSB
      [ ] Transition Report on Form 10-F
      [ ] Transition  Report on Form 11-K
      [ ] Transition Report on Form 10-QSB
      [ ] Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      ----------------------------------------

              REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP VI-A
             (Exact Name of Registrant as specified in its Charter)

      Delaware                0-17466                      16-1309987
- --------------------    --------------------  --------------------------------
(State of Formation)   (Commission File No.) (IRS Employer Identification No.)

                             2350 North Forest Road
                                   Suite 12-A
                            Getzville, New York 14068
                     (Address of Principal Executive Office)

Registrant's Telephone Number:      (716) 636-0280

PART II - RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

            (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The  subject  annual  report,  semi-annual  report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

      State below in reasonable detail the reasons why the Form 10-KSB, Form 20-F, Form 11-K, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            Due to recent changes in accounting personnel, the General Partner's accounting staff needs additional time to complete the quarterly report. Additional time has been spent in training the new in-house personnel of the General Partner in an effort to produce the statements for future quarters in a more timely fashion. The additional time is required for the General Partner of the registrant to review the statements to make sure they are complete and accurate.


PART IV - OTHER INFORMATION

(1)   Name  and  telephone  number  of  person  to   contact  in  regard to this
      notification:

           Greg Altman                    (716)              636-9090
      --------------------------------------------------------------------------
               (Name)                   (Area Code)      (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made. [ ] Yes [X] No

================================================================================


               REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP VI-A
- --------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By:      /s/Joseph M. Jayson                               08/13/96
         ------------------------------              ------------------------
         Joseph M. Jayson,                                    Date
         Individual General Partner



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:      REALMARK PROPERTIES, INC.
         Corporate General Partner

         /s/Joseph M. Jayson                               08/13/96
         ------------------------------              ------------------------
         Joseph M. Jayson,                                    Date
         President and Director



         /s/Michael J. Colmerauer                          08/13/96
         ------------------------------              ------------------------
         Michael J. Colmerauer                                Date
         Secretary